Supplementary Trust Data



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
l.  The total amount of cash distributed to Certificateholders in l996, per $l,000
      of Certificates...................................................................$   975.0583


2.  The total amount of the distribution set forth in paragraph l which represents principal payments on the Certificates............................................$  620.08813


3.  The amount of outstanding balances in the Accounts which were 30 or more days delinquent as of the end of the December l996 Monthly Period......................$102,367,993


4.  The total amount of the Monthly Servicing Fee paid to the Servicer by the Trust in l996..............................................................$ 38,711,219

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